EXHIBIT 10.28


                               PORTLYN CORPORATION

                        MANUFACTURING AND SALES AGREEMENT

         This agreement dated June 23, 1997 is between Portlyn Corporation (the "Company"), a New Hampshire corporation with an address of RFD 1, Box 451, Route 25, Moultonboro, NH 03254 and SpectraScience, Inc. (the "Purchaser"), a Minnesota corporation with an address of 3650 Annapolis Lane, Suite 101, Minneapolis, Minnesota 55447.

The parties agree as follows:

         1. Definitions: The following terms shall be defined as provided below for purposes of this agreement.

                  1.1 Products. "Product" means a flexible biopsy forceps with one or more lumens, or holes, which are designed to accommodate optical componentry that will assist in the identification of tissue types. The parties agree to develop a more specific description of the Product which will be set forth on Exhibit A. The specifications on Exhibit A may be altered by the Purchaser, subject to the terms of this agreement, including without limitation, subsections 3.2(a) and 3.4.

                  1.2 Nonoptic Product. "Nonoptic Product" means biopsy forceps with one or more lumens, or holes, which is designed to accommodate elements, instruments, or devices (such as needles, scopes, or fluids) other than optical componentry.

                  1.3 Purchaser Proprietary Assets. "Purchaser Proprietary Assets" means the development and design of a biopsy forceps with a one or more lumens designed to accommodate various elements, instruments, or devices, including fiber optic cables, needles, fluids and other devices, all as described in U.S. Patent Applications numbered 08/643,912 and 08/644,080 both dated May 7, 1996, filed in the U.S. Patent Office, and related patent application(s) filed within six months from the date of this agreement, trade secrets, trademarks, documents, information, and ideas.

                  1.4 Company Proprietary Assets. "Company Proprietary Assets" means the development and design of the Company's biopsy forceps, and all related patents (including, without limitation, U.S. Patent #5,571,129), trade secrets, trademarks, documents, information and ideas.

                  1.5 Six Month Purchase Period. "Six Month Purchase Period" means the first period of six consecutive calendar months for which the Purchaser issues purchase orders for Products under subsection 3.2 and each successive

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period of six consecutive calendar months thereafter during the term of this agreement.

                  1.6 Binding Date. "Binding Date" means the last day of the fourth calendar month in any Six Month Purchase Period.

                  1.7 "Grace Period" means the first six months following the date of this agreement.

         2. Agreement to Manufacture and Purchase; Licenses.

                  2.1 Purchase and Sale. During the term of this agreement and subject to its terms and conditions, the Company agrees to manufacture and provide Products to Purchaser pursuant to purchase orders placed with the Company as provided in Section 3, and Purchaser agrees to purchase from the Company all of its requirements for Products. The Purchase hereby grants the Company a non-exclusive royalty free license for the term of this agreement (as it may be extended) to use the Purchaser's Proprietary Assets to manufacture the Products for sale hereunder to the Purchaser.

                  2.2 License for Nonoptic Sales by the Company. Upon the Company's request, the Purchaser hereby agrees to grant the Company a non-exclusive world-wide license to use the Purchaser's Proprietary Assets to manufacture, market and sell Nonoptic Products to end-users of the Nonoptic Products and to businesses or entities for resale to others. Under such license, the Company shall pay a royalty to the Purchaser of no less than 3% and no more than 5% of the gross revenues (after discounts, allowances, and returns) actually received by the Company from such purchasers of Nonoptic Products. The parties agree to work together in good faith to generate a license agreement between them providing for such license at the Company's request.

                  2.3 Nonissuance of Patent. If the Purchaser does not obtain U.S. patent protection for the design of the lumens in Purchaser Proprietary Assets within two years from the date of this agreement, then the Company may manufacture and sell Nonoptic Products to any person or entity without the necessity of any approval or license from the Purchaser, although the Company agrees that, in that event, the Company will not sell Products to any purchaser which, to the Company's knowledge, intends to insert a fiber optic cable into the Product. The Purchaser reserves the right to inform the Company in writing immediately in the event that the Purchaser discovers that certain companies are using Nonoptic Products manufactured by the Company or its agents in the optical field. Upon receipt of such notice, Company shall have ninety (90) days to disengage from manufacturing Nonoptic Products for such companies in the optical field only.


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         3. Purchaser Orders.

                  3.1 Purchase Orders During Grace Period. From time to time during the Grace Period, the Purchaser shall place binding purchase orders for its requirements for Products. The pricing and delivery times for Products ordered under these Purchase Orders shall be subject to the mutual agreement of the parties.

                  3.2 Purchase Orders for Six Month Purchase Periods. After the Grace Period, the Purchaser shall purchase Products from the Company by issuing binding purchase orders for the Purchaser's requirements for Products over Six Month Purchase Periods as described in this section. The first Six Month Purchase Period shall begin with the first calendar month in which the Purchaser chooses to issue a purchase order for Products after the Grace Period. With this first purchase order the Purchaser must submit binding purchaser orders for its requirements for Products for the entire first Six Month Purchase Period. The ship date for any purchase order issued for the first Six Month Purchase Period shall not be earlier than sixty (60) days after the date the purchase orders for the first Six Month Purchase Period are received by the Company. The Purchaser shall issue binding purchase orders for its requirements for Products for each Six Month Purchase Period following the first one, on or before the Binding Date in the immediately preceding Six Month Purchase Period. Once the Purchaser has issued purchase orders for any Six Month Purchase Period as described above, the Purchaser shall be bound to purchase the Products ordered in such Purchaser Orders, subject only to the following:

                  (a) the Purchaser may vary specifications for the Products ordered so long as the Purchaser and the Company can agree on revisions to the delivery date of such Products, failing which agreement the original purchase orders shall stand;

                  (b) the Purchaser may change the number of Products ordered for any given month within the Six Month Purchase Period so long as the gross number of Products ordered in the Six Month Purchase Period stays the same and so long as the Company and the Purchaser can agree on revisions to the delivery dates for the Products affected, failing which agreement the original purchase orders shall stand;

                  (c) the Purchaser may increase the number of Products ordered in any Six Month Purchase Period by up to 20% so long as the Purchaser provides written notice to the Company of such increase no later than ninety (90) days before the delivery date for the additional Products; and


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                  (d) the Purchaser may increase the number of Products ordered in any Six Month Purchase Period by up to 50%, so long as the Purchaser provides written notice to the Company of such increase no later than one hundred twenty
(120) days before the delivery date for the additional Products.

                  3.3 Terms of Purchases. All Products ordered by Purchaser under this agreement shall be delivered F.O.B. Seller's factory, Moultonboro, New Hampshire, U.S.A. All costs of transportation shall be borne by the Purchaser and all risk of loss shall pass to the Purchaser when the Products are delivered to the carrier. To the extent they are not inconsistent with this agreement, the terms of the Company's sales orders, invoices and related documents shall govern the sale of Products to the Purchaser. Any additional or conflicting terms in the Purchaser's purchase orders or other related documents shall be inapplicable.

                  3.4 Price and Payments. During the Grace Period, the parties shall develop a price for the Products that may be ordered during the Six Month Purchase Periods and such pricing shall be set forth on Exhibit B, provided that if the Purchaser changes the specifications for Products from those shown on Exhibit A, the price shown on Exhibit B may be adjusted by the Company for those Products. In addition, the price may be increased by the Company as of any anniversary date of this agreement by giving written notice of such increase to the Purchaser within the ninety days preceding each anniversary date, provided that each increase in price may not exceed 5% of the price in effect just prior to the change. The Purchaser shall make all payments for Products within thirty
(30) days after the date of the Company's invoice for such Products.

         3.5 Failure by Company to Fill Orders.

                  (a) Beginning with the first day of the first Six Month Purchase Period, if, during any period of three consecutive calendar months, the Company fails to ship at least 80% of the Products due to be shipped during such period pursuant to binding purchase orders, then the Purchaser may, as its sole recourse, obtain up to 50% of its requirements for Products after such three month period from other sources. The Purchaser shall provide written notice to the Company of its intent to obtain Products from other sources at least ten
(10) days prior to placing its first purchase order from such other sources, and shall, promptly after ordering Products from other sources, inform the Company in writing of the number of Products ordered from other sources and the scheduled ship dates.

                  (b) Beginning with the first day of the first Six Month Purchase Period, if, during any period of three consecutive calendar months, the Company fails to ship at least 50% of the Products due to be shipped during such period pursuant to binding purchase orders, then the Purchaser may, as its sole


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recourse, either obtain the balance of its requirements for Products after such three month period from other sources (with the same notice and information as provided in section (a) above) or terminate this agreement by giving thirty (30) days prior written notice to the Company.

         4. Warranty and Related Matters.

                  4.1 Warranty. The Company warrants to the Purchaser that the Products will be free from defects in workmanship and materials.

                  4.2 Term. The term of this warranty begins on the date of invoice to the Purchaser and continues for a period of ninety (90) days. Parts used for replacement are warranted for the remainder of the original warranty period.

                  4.3 Remedy. The Purchaser's exclusive remedy for any defects covered by this warranty is repair or replacement of the defective Product or parts. All Products or parts claimed to be defective must be shipped to the Company at the Purchaser's cost within a reasonable period of time. The Company or its authorized agent will, at the Company's option, repair or replace the Product or part within a reasonable period of time, and reship it to the Purchaser at the Purchaser's expense. The Company's acceptance of any returned Product or part is not an admission by the Company that the Product or part is defective.

                  4.4 Exclusions. This warranty does not apply to problems not caused by defects in workmanship or materials, including but not limited to problems caused in whole or in part by:

                  (a) Use, handling, operation, maintenance or storage that is not in accordance with either the Company's instructions for use or standard industry practice;

                  (b) Alteration;

                  (c) Negligence;

                  (d) Repair or modifications performed by anyone other than the Company or a party authorized in writing by the Company;

                  (e) Use in any manner or procedure other than that for which it is labeled; and

                  (f) Use by any person other than trained medical personnel under order of a physician.


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                  4.5 DISCLAIMERS. THE WARRANTY PRINTED ABOVE IS THE ONLY
WARRANTY APPLICABLE TO THIS PURCHASE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED. THE COMPANY WILL UNDER NO CIRCUMSTANCES BE LIABLE FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, PERSONAL INJURY AND PROPERTY DAMAGE, EQUIPMENT DAMAGE, LOSS OF PROFITS OR REVENUES OR BUSINESS, COST OF CAPITAL, COST OF PURCHASE OR COST OF REPLACEMENT GOODS.

         5. Indemnity.

                  5.1 Injuries and Damages. The Purchaser will defend, indemnify and hold the Company harmless from and against any and all losses, damages, expenses (including reasonable attorneys' fees and court costs), fines, suits, proceedings, claims, demands, or actions of any kind or nature arising form any charge, complaint or assertion that any Product, or any medical device of which the Product is a component, sold by the Purchaser is responsible for any injury to person or damage to property unless such injury is caused by a negligent act on the part of the Company. The Company will provide reasonable assistance to the Purchaser at the Purchaser's expense, in the defense of any such claim or lawsuit.

                  5.2 Infringement. The Purchaser will defend, indemnify and hold the Company harmless from and against any and all losses, damages, expenses (including reasonable attorneys' fees and court costs), fines, suits, proceedings, claims, demands, or actions of any kind or nature arising from any charge, complaint or assertion that any Product, or any medical device of which the Product is a component, sold by the Purchaser infringes or wrongly uses any patent, trademark, copyright, or other intellectual property of any third party. The Company will provide reasonable assistance to the Purchaser at the Purchaser's expense, in the defense of any such claim or lawsuit.

         6. Confidentiality. The parties have previously signed Evaluation and Non-Disclosure Agreements dated January 7, 1997 and January 16, 1997, provided by the Company, and a Confidentiality Agreement dated January 15, 1997, provided by the Purchaser, in which certain Confidential Information was disclosed by the Purchaser to the Company. The parties further agree that during the course of this agreement confidential and proprietary information may be exchanged. The information which the Company or the Purchaser deems confidential and proprietary will be marked "CONFIDENTIAL" ("Confidential Information"). Each will provide to the other only such Confidential Information


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as is required by the other to perform under this agreement. Neither will disclose such Confidential Information to any third party, or use any such Confidential Information other than for the purposes of this agreement for a period of five (5) years after the expiration or termination for any reason of this agreement, unless or until:

                  (a) Confidential Information shall become publicly known through no fault of the receiving party, or

                  (b) Confidential Information was already in the receiving party's possession, as evidenced in writing, prior to the disclosure of Confidential Information, or

                  (c) Confidential Information shall be subsequently disclosed to the receiving party by a third party who is not under any obligation of confidentiality to the disclosing party, or

                  (d) the receiving party can establish by written documentation its independent development of such Confidential Information.

         7. Proprietary Matters.

                  7.1 The Company. The parties agree that the Company Proprietary Assets and any improvements thereto developed by either party during the term of this agreement are the sole property of the Company.

                  7.2 The Purchaser. The parties agree that the Purchaser Proprietary Assets and any improvements thereto developed by either party during the term of this agreement are the sole property of the Purchaser.

                  7.3 Further Assurances. Each party (the "Inventing Party") agrees to disclose promptly to the other party (the "Owning Party") any improvements developed by the Inventing Party that are the property of the Owning Party under subsection 7.1 or 7.2, as the case may be. The Inventing Party shall promptly transfer and assign all rights to such improvements to the Owning Party. In addition, the Inventing Party agrees to provide the Owning Party, at the Owning Party's expense, with such assistance and cooperation as reasonably requested by the Owning Party to enable the Owning Party to perfect ownership in, protect and use the properties belonging to the Owning Party as provided in subsections 7.1 and 7.2 above.

         8. Term and Termination.

                  8.1 Expiration and Renewal. This agreement shall be in full force and effect from the date hereof through the date three years from the first day of


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the first calendar month in the first Six Month Purchase Period, unless sooner terminated as provided in subsection 8.2 below. The term of this agreement may be renewed by the Company for a period not to exceed two years from the expiration date so long as the Company is in substantial compliance with the terms and conditions of this agreement at such time. Such renewal shall be effected by written notice from the Company to the Purchaser at least six (6) months prior to the expiration date, specifying the length of the renewal term.

                  8.2 Early Termination. This agreement may be terminated prior to its expiration (including any renewal term) as follows:

                  (a) each party shall have the option upon three (3) months prior written notice to terminate this agreement if any proceeding, suit or action relating to bankruptcy, reorganization, arrangement of debt, insolvency, adjustment of debt, receivership, liquidation or dissolution under law or statute shall be filed by or against the other party, if such action, proceeding or suit is not terminated within such three (3) month period;

                  (b) each party shall have the option to terminate this agreement, upon three (3) months written notice to the other, for material breach of any material provision of this agreement by the other which breach is not corrected within such three (3) month period;

                  (c) the Company shall have the option to terminate this agreement upon ten (10) days prior written notice to the Purchaser, if the Purchaser fails to pay any invoice from the Seller within sixty (60) days after the date of the invoice; and

                  (d) the Purchaser may terminate this agreement pursuant to subsection 3.5(b).

                  8.3 Effect of Expiration or Termination; Survival. Upon expiration or termination of this agreement for whatever reason, each party shall return to the other all data, drawings, materials and Confidential Information belonging to the other. No termination of this agreement shall affect the right of the Company to continue to receive payments due and owing to it for all Products subject to Purchase Orders which have been issued pursuant to section 3. In addition, the provisions of sections 1, 2.2, 2.3, 4, 5, 6, 7, 9, and 10 shall survive the termination or expiration of this agreement.

         9. Arbitration. All controversies, disputes or claims arising between the parties and which are not resolved within thirty (30) days after either party notifies the other in writing of such controversy, dispute or claim, may be submitted for arbitration on demand of either party. Such arbitration proceedings shall be


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conducted before a single arbitrator in the City of Boston, Massachusetts, in accordance with the then current Commercial Rules of the American Arbitration Association; the award and decision of the arbitrator shall be conclusive and binding upon both parties; shall be non-appealable; and judgment upon the award may be entered in any court of competent jurisdiction.

         10. Miscellaneous.

                  10.1 Force Majeure. Neither party shall be responsible for the fulfillment of any obligation or any losses resulting if the fulfillment of any term of this agreement is hindered, delayed or prevented by revolutions or other civil disorders, wars, governmental prescription, acts of enemies, strikes, labor disputes, fires, explosions, floods, natural catastrophe, delays from suppliers or subcontractors, or by any other similar cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, such party is unable to prevent, provided that any such event was not reasonably foreseeable as of the date of this agreement. The performance of the party hindered, delayed or prevented shall be resumed at a reasonable time after cessation of the event if reasonably possible. Any party claiming the benefit of this section shall give notice of the commencement and cessation of any such event if reasonably possible.

                  10.2 Notice. All notices, requests, demands, consents or other communications given hereunder or in connection herewith shall be in writing and sent by hand delivery, overnight courier, or certified or registered mail, return receipt requested, postage prepaid, addressed to the parties at the addresses shown in the first paragraph of this agreement or such other address as one party may notify the other in accordance with the foregoing.

                  10.3 Successors and Assigns. This agreement shall be binding upon and enure to the benefit of the respective representatives, successors, and assigns of the Purchaser and the Company. The rights under this agreement may not be assigned by either party without the prior written consent of the other party.

                  10.4 Entire Agreement. This agreement constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all other prior agreements and understandings relating to the subject matter hereof. No amendment or modification hereof will be effective, unless it is in writing and signed by both parties.

                  10.5 Headings. The headings for the Sections of this agreement have been inserted for convenience of reference only and shall in no way effect the construction or interpretation of this agreement.


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                  10.6 Governing Law. This agreement shall in all respects be construed and interpreted in accordance with and governed by the laws of the State of New Hampshire, U.S.A.

                  10.7 Representations. Each party represents that his agreement has been duly authorized by it by all necessary corporate or other entity action, that his agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms, that the execution, delivery and performance of this agreement does not violate or conflict with any law or regulation applicable to such party and that no approval of any governmental authority or agency is required for the execution, delivery and performance of this agreement by such part.

                  10.8 Cumulative Remedies; Waivers in Writing. All rights and remedies of the parties are cumulative and not exclusive of any other rights and remedies. No waiver of any right or remedy of a party shall be effective unless it is in writing an designed by such party.

         IN WITNESS WHEREOF, the parties have executed this document as of the date first written above.


                                         PORTLYN CORPORATION



                                         By: /s/ DAVID PORTER
                                             ------------------------------

                                         Its:  President
                                               Duly Authorized



                                         SPECTRASCIENCE, INC.



                                         By: /s/ BRIAN T. MCMAHON
                                             ------------------------------

                                         Its:  President and CEO
                                               Duly Authorized


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                                    EXHIBIT A

                                    Products

         The Product description will be determined jointly by the parties as provided in subsection 1.1.


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                                    EXHIBIT B

                              Pricing for Products

         The pricing for the Products will be determined during the Grace Period and finalized before the first Six Month Purchase Period as provided in subsection 3.4.


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